                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)
                            CREATIVE COMPUTERS, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.001 Per Share
                         (Title of Class of Securities)

                                    22527E107
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                January 14, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 11 Pages

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 22527E107                                         Page 2 of 11 Pages
-------------------                                         ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     383,495
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     383,495
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     383,495
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.8%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 22527E107                                         Page 3 of 11 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     366,505
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     366,505
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     366,505
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 22527E107                                         Page 4 of 11 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     383,495
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     383,495
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     383,495
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.8%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 22527E107                                         Page 5 of 11 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Gary N. Siegler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     750,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     750,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     750,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.4%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 22527E107                                         Page 6 of 11 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Peter M. Collery
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     750,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     750,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     750,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.4%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                                       Page 7 of 11 Pages

                                AMENDMENT NO. 1
                                    TO THE
                                 SCHEDULE 13D

The Reporting Persons hereby amend their Schedule 13D relating to the Common Stock, par value, $0.01 per share, of Creative Computers, Inc., as set forth below:


Item 3.   Source and Amount of Funds of Other Consideration

          The aggregate purchase prices of the shares of the Issuer's Common Stock ("Shares") purchased by the Reporting Persons as reported in Item 5(c) of this Schedule 13D were as follows:

      Name of                                  Aggregate
 Reporting Person                            Purchase Price

Fund                                         $  661,880.67
BVI Inc. on behalf of BVI Ltd.               $1,472,910.35

          The Reporting Persons listed above purchased the Shares reported herein as beneficially owned by them with working capital of Fund and BVI Ltd. or with funds extended by brokerage firms in connection with margin transactions effected for Fund and BVI Ltd.


Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on January 14, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q as of September 30, 1997).

                                                       Page 8 of 11 Pages

==============================================================================
        Name             Shares of Common Stock             Percentage
-----------------------------------------------------------------------------
SC Fundamental Inc.           383,495                           3.8%
-----------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.              383,495                           3.8%
-----------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                     366,505                           3.6%
-----------------------------------------------------------------------------
Gary N. Siegler               750,000                           7.4%
-----------------------------------------------------------------------------
Peter M. Collery              750,000                           7.4%
==============================================================================

       (b) Each of SC Fund and BVI Inc. has the sole or shared power to vote or to direct the vote and to dispose or to direct the disposition of the Shares of which it is deemed the beneficial owner. Siegler and Collery may be deemed to share with SC, Fund and BVI, Inc. such powers with respect to the Shares of which SC, Fund and BVI, Inc. beneficially own.

       (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise indicated, each of the transactions set forth below reflects a purchase effected on the NASDAQ Stock Market.


                                       BVI, Inc.
              Price Per                on behalf
Trade Date    Share ($)      Fund      of BVI Ltd.    Siegler    Collery
-----------------------------------------------------------------------------
12/01/97       12.000       4,300          2,200         0          0
------------------------------------------------------------------------------
12/01/97       12.250       45,400*       45,400*        0          0
-----------------------------------------------------------------------------
12/02/97       12.250        3,310         1,690         0          0
-----------------------------------------------------------------------------
12/03/97       12.250        3,310         1,690         0          0
-----------------------------------------------------------------------------
12/11/97        9.500        5,600         4,400         0          0

                                                      Page 9 of 11 Pages

                                       BVI, Inc.
              Price Per                on behalf
Trade Date    Share ($)      Fund      of BVI Ltd.    Siegler    Collery
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
12/29/97        9.081        11,200         8,800        0          0
-----------------------------------------------------------------------------
12/30/97        9.128         3,080         2,420        0          0
-----------------------------------------------------------------------------
12/31/97        9.852         3,920         3,080        0          0
-----------------------------------------------------------------------------
01/02/98        9.938         4,480         3,520        0          0
-----------------------------------------------------------------------------
01/02/98        9.938        39,000*       39,000*       0          0
-----------------------------------------------------------------------------
01/07/98        9.875         1,530         1,470        0          0
-----------------------------------------------------------------------------
01/08/98        9.938           510           490        0          0
-----------------------------------------------------------------------------
01/09/98       10.250           310           290        0          0
-----------------------------------------------------------------------------
01/12/98        9.938         2,550         2,450        0          0
-----------------------------------------------------------------------------
01/14/98       10.250         5,100         4,900        0          0
-----------------------------------------------------------------------------
01/15/98       10.250        15,300        14,700        0          0
-----------------------------------------------------------------------------
01/16/98       10.188           200           200        0          0
-----------------------------------------------------------------------------

* Reflects a re-allocation of shares between affiliates.

------------
/TABLE

                                              Page 10 of 11 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  January 21, 1998

SC FUNDAMENTAL INC.

  By:
       ----------------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.

  By:
       -----------------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

  By:
       -----------------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*


-------------------------------
Neil H. Koffler as Attorney-
in-Fact for Gary N. Siegler*


--------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery*


*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

111322
                                                  Page 11 of 11 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: January 21, 1998

SC FUNDAMENTAL INC.


  By:  /s/ Peter M. Collery
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery
Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.


  By:  /s/ Peter M. Collery
----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery
Vice President*

SC FUNDAMENTAL VALUE BVI, INC.


  By:  /s/ Peter M. Collery
----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery
Vice President*


/s/ Gary N. Siegler
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Gary N. Siegler*


/s/ Peter M. Collery
---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference. 111322